EXHIBIT 10.27

RESIGNATION AND GENERAL RELEASE

      THIS RESIGNATION AND GENERAL RELEASE (this “Agreement”), made as of the ___ day of December, 2005, by and between Anthony S. Domenico, an individual (“Mr. Domenico”), and Apria Healthcare Group Inc., a Delaware corporation (“Apria”), is a resignation agreement which includes a general release of claims relating to Mr. Domenico’s past employment relationship with Apria. In consideration of the covenants undertaken and the releases contained in this Agreement, Mr. Domenico and Apria agree as follows:

    1.        Mr. Domenico shall voluntarily resign from his position as an employee of Apria and all of its affiliates and subsidiaries by executing Exhibit A attached hereto, such resignation to be effective January 3, 2006.

    2.        Mr. Domenico shall return to Apria and shall not take or copy in any form or manner any financial information, lists of customers, prices, and similar confidential and proprietary materials or information of Apria.

    3.        In consideration of Mr. Domenico’s general release of claims, his agreements in paragraphs 8 and 9 hereof and his other promises set forth herein, Apria shall pay to Mr. Domenico the following amounts:

               a.        $1,004,823 in compensation, subject to standard withholding for federal and state taxes, which shall be payable in accordance with Apria’s regular payroll procedures pursuant to the following schedule: (i) $251,206 shall be paid on July 7, 2006, and (ii) $753,617 shall be paid in 39 equal bi-weekly installments over the 18-month period beginning on July 21, 2006 and ending January 4, 2008, each in the amount of $19,323.51; and

               b.        all earned but unpaid vacation and holiday pay and all salary amounts earned but not yet paid, subject to standard withholding for federal and state taxes, payable on or as soon as practicable after the effective date of resignation. Total accrued vacation and holiday hours at January 3, 2006 are 371.5 and total accrued salary hours at January 3, 2006 are 88.

    4.        Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of an admission by Apria or Mr. Domenico of any violation of Apria’s policies or procedures, or state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

    5.        Except for (i) those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, (ii) any rights Mr. Domenico may have under stock option or restricted stock purchase right agreements with Apria, the Apria Deferred Compensation Plan, and any retirement, 401(k), or similar benefit plans of Apria, (iii) any bonus payment that may be payable to Mr. Domenico under Apria’s 2005 Executive Bonus Plan, and (iv) the continuing right to indemnification as provided by applicable law or in Apria’s bylaws and articles of incorporation in connection with acts, suits or proceedings by reason of the fact that he was an officer or employee of Apria where the basis of the claims against him consists of acts or omissions taken or made in such capacity, Mr. Domenico on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Apria, and its predecessors, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively (including Apria) referred to as the “Apria Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against the Apria Releasees, arising out of or in any way connected with his employment relationship with any Apria Releasee, or his voluntary resignation from employment with the Apria Releasees or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any Apria Releasee committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment Practices Act, the Equal Pay Laws, the Workers’ Compensation Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, the state and federal Worker Adjustment and Retraining Notification Act, the California Business and Professions Code, or any common law or statutory claim for fraud, wrongful termination, violation of public policy or defamation, or any claim for compensation, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.

      Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, and except as provided below, Apria on behalf of itself and the Apria Releasees (to the extent the matter in question arises on the basis of their relationship to Apria) hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Mr. Domenico from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, whether or not concealed or hidden, arising out of or in any way connected with Mr. Domenico’s employment relationship with any Apria Releasee or his voluntary resignation from employment with the Apria Releasees, or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, which Apria now owns or holds or has at any time heretofore owned or held as against Mr. Domenico.

      With respect to any rights under the Apria Healthcare Group Inc. 2005 Executive Bonus Plan and the 2003 Performance Incentive Plan (and any stock option or restricted stock purchase right agreements issued thereunder), Mr. Domenico will be treated the same as other senior management. That is, Mr. Domenico’s rights under such plans and agreements with respect to periods through and including December 31, 2005 shall be unaffected by his termination of employment. All benefits accrued by Mr. Domenico with respect to the Deferred Compensation Plan shall be paid on January 19, 2007.

    6.        It is the intention of Apria and Mr. Domenico in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Apria and Mr. Domenico hereby expressly waive any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

      “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

      Apria and Mr. Domenico, and each of them, acknowledge that either may hereafter discover claims or facts in addition to or different from those which either or both of them now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Apria and Mr. Domenico each hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Apria and Mr. Domenico each acknowledge that it or he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

    7.        The terms and conditions of this Agreement shall remain confidential as between the parties and professional advisers to the parties and neither of them shall disclose them to any other person, except as provided herein or as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) or as otherwise may be required by law or court order. Without limiting the generality of the foregoing, neither Apria nor Mr. Domenico will respond to or in any way participate in or contribute to any public discussion concerning, or in any way relating to, the execution of this Agreement or the events which led to its execution. Except as provided above with respect to SEC rules and regulations or as otherwise may be required by law or court order, if inquiry is made of Apria concerning any of the claims released by this Agreement or relating to Mr. Domenico’s employment with Apria, Apria shall provide to third parties Mr. Domenico’s dates of employment with Apria and its predecessors and his job titles during such employment, in accordance with the normal practices of Apria’s human resources department.

    8.        Mr. Domenico will continue to keep confidential all confidential and proprietary Apria information, as required by Section 10 of the Executive Severance Agreement dated May 8, 2002 between Mr. Domenico and Apria (the “Executive Severance Agreement”). In this regard, Mr. Domenico acknowledges the continuing effectiveness, in accordance with their respective terms, of Sections 9 (Soliciting Employees), 10 (Confidential Information) and 15 (Arbitration) of said Executive Severance Agreement.

    9.        Mr. Domenico expressly promises and agrees, in exchange for the payments by Apria specified in paragraph 3(a) hereof, that:

               a.        In order to avoid the disclosure by Mr. Domenico of Apria’s protectable trade secrets and confidential information, for a period of one year following the date set forth in paragraph 1 hereof Mr. Domenico will not enter business or work with or for, whether as an employee, consultant or otherwise, any of the following corporations or any of their respective subsidiaries or affiliates: Lincare Holdings, Inc., Rotech Healthcare, Inc., American HomePatient, Inc., Coram Healthcare Corporation, Option Care, Inc., Pacific Pulmonary Services Corporation or LifeCare Solutions, Inc.; and

               b.        For a period of one year following the date set forth in paragraph 1 hereof, Mr. Domenico will not influence or attempt to influence customers or patients of Apria or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of Apria, or any of its subsidiaries, where the identity of the customer or patient, or any information concerning the relationship between the customer or patient and Apria, is a protectable trade secret or confidential information of Apria.

               c.        Mr. Domenico expressly acknowledges and agrees that if Apria has a reasonable good faith belief that he is in violation of any of his agreements in the above paragraphs 9(a) or 9(b), then Apria, following written notice to Mr. Domenico explaining the basis for its belief, may suspend any future payments scheduled to be made under paragraph 3(a) hereof, unless and until Mr. Domenico establishes to Apria’s reasonable good faith satisfaction that no such violation has occurred.

    10.        Mr. Domenico expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that may have arisen under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Mr. Domenico further expressly acknowledges that:

               a.        He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

               b.        He was given a copy of this Agreement on November 28, 2005, and informed that he had 21 days within which to consider the Agreement;

               c.        He was informed that he has seven days following the date of his execution of this Agreement in which to revoke the Agreement, which revocation may be effected by means of a written notice sent to the General Counsel of Apria at Apria’s corporate headquarters; and

               d.        Apria and Mr. Domenico agree that this Agreement will not become effective or enforceable until the seven-day revocation period has expired without his having revoked this Agreement.

    11.        Apria and Mr. Domenico each warrant and represent that neither has heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and each shall defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

    12.        Apria and Mr. Domenico acknowledge that any employment or contractual relationship between them (including with any other Apria Releasee) will terminate on January 3, 2006, that they have no further employment or contractual relationship except as may arise out of this Agreement and that Mr. Domenico waives any right or claim to reinstatement as an employee of any Apria Releasee and will not seek employment in the future with Apria, unless by mutual consent.

    13.        Mr. Domenico agrees that he shall be exclusively liable for the payment of all of his share of federal and state taxes which may be due as the result of the consideration received from the settlement of disputed claims as set forth herein.

    14.        Mr. Domenico agrees that (i) he will, at no cost to him, cooperate with any reasonable request Apria may make for information or assistance with respect to any matter involving Mr. Domenico during his period of employment and (ii) he will not at any time, directly or indirectly, disparage Apria or take any action with the intention of injuring Apria’s business or prospects. Apria, on behalf of itself and the Apria Releasees, agrees that it will use its best efforts to cause its officers and directors not to disparage Mr. Domenico in any manner.

    15.        This Agreement is an integrated document and constitutes and contains the entire agreement and understanding concerning Mr. Domenico’s employment, voluntary resignation from the same and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof, and expressly releases all Apria Releasees from any obligations not covered herein, including, but not limited to Apria’s Severance Pay Plan and, except as provided in the last sentence of paragraph 8 above, the Executive Severance Agreement, dated May 8, 2002, between Mr. Domenico and Apria. This Agreement does not, however, affect Mr. Domenico’s rights under any Apria retirement, 401(k), or similar benefit plan. This Agreement also does not modify the provisions of any of Mr. Domenico’s stock options or restricted stock purchase rights.

    16.        If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

    17.        This Agreement has been executed and delivered by Mr. Domenico within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

    18.        This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

    19.        Any dispute or controversy between Mr. Domenico on the one hand, and Apria (or any other Apria Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter hereof, or otherwise in any way arising out of, related to, or connected with Mr. Domenico’s employment with any Apria Releasee or the termination of Mr. Domenico’s employment with any Apria Releasee, shall be submitted for resolution by arbitration in accordance with the provisions of Section 15 of the Executive Severance Agreement between the parties dated as of May 8, 2002. In the event of any such arbitration, the legal fees of the prevailing party shall be paid by the unsuccessful party or, in the event of a compromise, as the arbitrator may otherwise direct. APRIA AND MR. DOMENICO ACKNOWLEDGE, UNDERSTAND AND AGREE THAT IN THE EVENT OF A DISPUTE UNDER THIS AGREEMENT, EACH PARTY HAS WAIVED ANY RIGHT TO A JURY TRIAL AND A JUDICIAL RESOLUTION OF THE DISPUTE.

    20.        No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

    21.        In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that they have read the Agreement and have had the opportunity to have the Agreement explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

    22.        All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement and which are not inconsistent with its terms.

    23.        Mr. Domenico hereby declares as follows:

      I, Anthony S. Domenico, hereby acknowledge that I was given 21 days to consider the foregoing Agreement.

      I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

      I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

      IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement this ___ day of December ___, 2005.

____________________________________ Anthony S. Domenico APRIA HEALTHCARE GROUP INC. By: _________________________________ Robert S. Holcombe Executive Vice President

APRIA HEALTHCARE, INC., a Delaware corporation which is a wholly-owned subsidiary of Apria Healthcare Group Inc., hereby guarantees in full the payment and performance of all obligations of Apria contained in the above Agreement.

APRIA HEALTHCARE GROUP INC. By: _________________________________ Robert S. Holcombe Executive Vice President

EXHIBIT A

December ___, 2005

Mr. Lawrence M. Higby
Chief Executive Officer
Apria Healthcare Group Inc.
26220 Enterprise Court
Lake Forest, California 92630

Dear Larry:

This is to advise you that effective January 3, 2006, I hereby voluntarily resign my position as Executive Vice President, Sales and my employment in any other capacity with Apria Healthcare Group Inc. and all of its affiliates and subsidiaries.

Sincerely yours, _________________________________ Anthony S. Domenico